UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 3, 2008 (February 27, 2008)

UNIVISION COMMUNICATIONS INC.

(Exact name of registrant as specified in charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-12223	95-4398884
(Commission File Number)	(IRS Employer Identification No.)

605 Third Avenue, 12th Floor

New York, NY 10158

(Address of principal executive offices)

(212) 455-5200

(Registrant’s telephone number, including area code)

NO CHANGE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 27, 2008, Univision Communications Inc. (“Univision”) entered into a Purchase Agreement with UMG Recordings, Inc. (“Universal”), an entity controlled by Universal Music Group, for the sale of Univision’s music recording and publishing businesses. Univision issued a press release announcing the sale, attached hereto as Exhibit 99.1.

The total consideration due to Univision under the Purchase Agreement is $153 million (including approximately $13 million for working capital), payable in cash as follows: (i) approximately $113 million upon the closing, (ii) $11.5 million upon the first anniversary of the closing, (iii) $12.5 million upon the second anniversary of the closing, (iv) $6 million upon the third anniversary of the closing, and (v) $10 million upon the fourth anniversary of the closing, subject to purchase price adjustments. Univision is expected to incur fees and certain obligations of approximately $10 million in connection with the transaction.

Under the Purchase Agreement, Univision has committed to provide both preemptible and non-preemptible advertising support through broadcast commercials that will be aired on the Univision and Telefutura Networks, and Univision’s owned and operated television stations, for the Universal Music Group and its Latin artists over the five year period following the closing. The total consideration includes amounts payable to Univision for such advertising support.

Univision is required to indemnify Universal from and against losses it may incur arising out of breaches by Univision of representations, warranties and covenants set forth in the Purchase Agreement, subject to certain limitations as set forth in the Purchase Agreement. Between the date of the Purchase Agreement and the closing, Univision has to operate the music business in all material respects, in the ordinary course consistent with past practice and may not take certain actions, as specified in the Purchase Agreement, without Universal’s prior consent. Consummation of the transaction is conditioned upon, among other things, the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Mexican Federal Competition Law, and there must not have been a Material Adverse Effect (as defined in the Purchase Agreement) since September 30, 2007. Univision expects the transaction to close in the second quarter of 2008.

ITEM 8.01.	OTHER EVENTS.

Univision intends to use approximately $113 million in gross proceeds from the sale of its music recording and publishing businesses together with the proceeds from the sale of certain non-core television and radio stations, investments and real estate, and may potentially use borrowings under its bank senior secured revolving credit facility (which cannot exceed $250 million), to pay down its $500 million bank second-lien asset sale bridge loan due March 29, 2009.

Cautionary Information Regarding Forward-looking Statements

This Form 8-K includes some “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate”, “intend”, “estimate”, “may”, “should”, “will”, or “expects” or the negative or variations thereof. Such forward-looking statements include, among other things, Univison’s statements that it intends to use approximately $113 million in gross proceeds from the sale of its music recording and publishing businesses together with the proceeds from the sale of certain non-core television and radio stations, investments and real estate, and may potentially use borrowings under its bank senior secured revolving credit facility (which cannot exceed $250 million), to pay down its $500 million bank second-lien asset sale bridge loan due March 29, 2009 and that it expects the transaction to close in the second quarter of 2008. These statements are based on current expectations and estimates and based, in part, on assumptions made by management. These statements involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks, including the risks that: the transaction may not be consummated; the closing may be delayed; we may not sell the other non-core businesses for as much as we estimated or at all, which may impact Univision’s ability to repay or refinance its bank second-lien asset sale bridge loan; and other risk factors set forth from time to time in Univision’s SEC filings and reports. Such forward-looking statements speak only as of the date on which they are made, and Univision does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release issued by Univision Communications Inc. on February 28, 2008, announcing the sale of its music and publishing businesses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVISION COMMUNICATIONS INC.
(Registrant)

	By:	/s/ PETER H. LORI
Date: March 3, 2008		Peter H. Lori
Senior Vice President and Chief Accounting Officer